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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE

               ACORN PRODUCTS ANNOUNCES GOING PRIVATE TRANSACTION
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         COLUMBUS, Ohio, February 21, 2003 -- Acorn Products, Inc. ("Acorn")
(NASDAQ: ACRN) announced today that Acorn Merger Corporation ("AMC"), a newly formed affiliate of investment funds controlled by Oaktree Capital Management, LLC ("OCM"), has entered into agreements with parties owning 92.5% of Acorn's common stock providing for the "short form" merger of AMC into Acorn. The merger is not subject to any contingencies, though the actual closing date is subject to customary regulatory approvals regarding disclosure. After the closing of the merger, Acorn's outstanding common stock will be controlled by OCM and Acorn's management. Under the terms of the proposed merger, Acorn stockholders who are not stockholders of AMC will receive $3.50 per share in cash after delivering their Acorn shares to a designated paying agent. Stockholders will receive written procedures for exchanging their certificate for cash within 10 days following the merger.

         Acorn Products, Inc., through its operating subsidiary UnionTools, Inc., is a leading manufacturer and marketer of non-powered lawn and garden tools in the United States. Acorn's principal products include long handle tools (such as forks, hoes, rakes, and shovels), snow tools, posthole diggers, wheelbarrows, striking tools, and cutting tools. Acorn sells its products under a variety of well-known brand names, including Razor-Back(TM), Union(TM), Yard 'n Garden(TM), and Perfect Cut(TM). In addition, Acorn manufactures private label products for a variety of retailers. Acorn's customers include mass merchants, home centers, buying groups, and farm and industrial suppliers.

         Razor-Back(TM), Union(TM), Yard 'n Garden(TM), and Perfect Cut(TM) are registered trademarks of Acorn.

         The statements contained herein that are not purely historical are forward looking statements within the meaning of the Securities Exchange Act of 1934. All forward looking statements contained herein are based upon information available to Acorn as of the date hereof, and Acorn assumes no obligation to update any such forward looking statements. Actual results could differ materially from Acorn's current expectations. Factors that could cause or contribute to such differences include, but are not limited to, the factors and risks discussed in Acorn's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, and the other reports filed from time to time by Acorn with the Securities and Exchange Commission.

Contact: John G. Jacob, Vice President and Chief Financial Officer of Acorn Products, Inc. (614) 222-4400.